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                                                                  EXHIBIT 10(QQ)

                          MIRAGE RESORTS, INCORPORATED
                   AMENDED AND RESTATED 1994 CASH BONUS PLAN
1. PURPOSE.

    This 1994 Cash Bonus Plan (the "Plan") is intended to advance the interests of Mirage Resorts, Incorporated (the "Company"), its stockholders and its subsidiaries by establishing specific performance-based goals for the award of cash bonuses to the Company's executive officers, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business.

2. ADMINISTRATION OF THE PLAN.

    The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee consisting of not less than two "outside" directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Committee"); provided, however, that if all members of the Board are not "outside" directors within the meaning of such definition, the Board shall appoint such a Committee. The Board may from time to time remove members from the Committee, fill all vacancies in the Committee, however caused, and may select one of the members of the Committee as its chairman.

    The Committee shall hold its meetings at such times and places as it may determine, shall keep minutes of its meetings and, except as provided in Paragraph 6, shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action that the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board.

    The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to grant cash bonuses pursuant to the Plan, to construe and interpret the Plan and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

3. MAXIMUM AMOUNT OF BONUSES.

    The maximum aggregate amount of cash bonuses to be awarded for each fiscal year under the Plan shall be five percent (5%) of the excess of the Company's consolidated earnings before depreciation, interest and taxes ("EBDIT") for such fiscal year over $200,000,000, except that if the Company shall have not completed the spin-off of the stock of GNLV, CORP. and related subsidiaries prior to the end of such fiscal year, the maximum aggregate amount of cash bonuses for such fiscal year shall be five percent (5%) of the excess of EBDIT for such fiscal year over $250,000,000. The maximum cash bonus to be awarded for each fiscal year under the Plan to any executive officer shall not exceed fifty percent (50%) of such executive officer's annual base salary in effect on the Effective Date of the Plan.

4. PROCEDURE FOR AWARD OF BONUSES.

    No bonus awarded pursuant to the Plan may be paid prior to December 15 of the fiscal year for which such bonus is awarded. Any bonus awarded pursuant to the Plan shall be reflected in approved minutes of a Committee meeting.

5. PARTICIPANTS.

    Cash bonuses may be awarded under the Plan only to the Company's executive officers.

6. AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

    The Committee may at any time suspend or terminate the Plan or may amend it from time to time in such respects as the Committee may deem advisable so that bonuses awarded under the Plan conform to any changes in the law or in any other respect which the Committee may deem to be in the best interests of the Company; provided, however, that without approval of a majority of the shares voting on the matter in a vote by the stockholders of the Company, no such amendment shall increase the maximum annual bonus payable to any participant, accelerate the time for the payment of any bonus or change the class of eligible participants. Unless the Plan shall previously have been terminated by the Committee or as provided in Paragraph 7, the Plan shall terminate five years after the Effective Date.

7. EFFECTIVE DATE OF THE PLAN AND STOCKHOLDER APPROVAL.

    The Effective Date of the Plan shall be March 31, 1994, the date of its adoption by the Committee, subject however to its approval by the stockholders of the Company representing a majority of the shares voting on the matter at the first stockholders' meeting after the Effective Date.